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                                                        Exhibit B
                                                        EXECUTION COPY




                                VOTING AGREEMENT
                                ----------------


                  This VOTING AGREEMENT (this "Agreement"), dated as of the 26th day of February, 1999, is entered into by and among TravelCenters of America, Inc., a Delaware corporation ("TA"), TP Acquisition, Inc., a New York corporation and wholly-owned subsidiary of TA ("Acquisition") and E. Philip Saunders ("Saunders") and John M. Holahan ("Holahan") (each referred to individually as a "Shareholder" and collectively as the "Shareholders") in their individual capacity as shareholders of Travel Ports of America, Inc., a New York corporation ("TP").

                  WHEREAS, concurrently herewith, TA, Acquisition and TP are entering into an Agreement and Plan of Merger (the "Merger Agreement"). (Capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

                  WHEREAS, concurrently herewith, TA and Saunders are entering into a Share Exchange Agreement, dated the date hereof (the "Share Exchange Agreement");

                  WHEREAS, prior to the execution thereof, the Board of Directors of TP has approved and authorized the TP's execution, delivery and performance of the Merger Agreement, as well as the transactions contemplated by this Agreement, and the Share Exchange Agreement;

                  WHEREAS, each Shareholder is the record and Beneficial Owner (as defined in Section 2(f) hereof) of that number of shares of TP common stock (the "Shares") set forth on SCHEDULE A hereto;

                  WHEREAS, in addition to the Shares set forth on Schedule A, each Shareholder Beneficially Owns (as defined in Section 2(f) hereof) that number of shares of TP common stock subject to the proper exercise of options or the conversion of warrants, bonds, debentures, promissory notes, etc. (collectively, the "Convertible Securities"), all as more fully set forth on SCHEDULE B hereto;

                  WHEREAS, approval of the Merger Agreement by TP's shareholders at a specially convened shareholders' meeting (the "TP Special Meeting") is a condition to the consummation of the Merger;

                  WHEREAS, as a condition to its entering into the Merger Agreement, TA has required that Shareholders agree, and Shareholders have agreed, to enter into this Voting Agreement; and

                  WHEREAS, Shareholders have been informed that the Board of Directors of TP has authorized, approved and adopted the Merger Agreement.



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                  NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants and agreements set forth herein, the parties hereto severally agree as follows:

               Section 1. Agreement to Vote, Restrictions on Dispositions, Etc.

               (a) Each Shareholder hereby agrees to attend the TP Special Meeting, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of TP owned by such Shareholder whether issued heretofore or hereafter (including any shares of TP common stock issued in connection with the exercise or conversion of a Convertible Security), that such person owns or has the right to vote, for approval and adoption of the Merger Agreement (as amended from time to time) and the Plan of Merger, and the transactions contemplated by the Merger Agreement, such agreement to vote to apply also to any adjournment of the TP Special Meeting. Each Shareholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement.

               (b) Each Shareholder hereby agrees that, except in accordance with the terms of the Merger Agreement, such Shareholder shall not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise transfer or dispose of, or enter into any agreement to sell, the Shares, the Convertible Securities or any other voting securities of TP that such Shareholder Beneficially Owns or otherwise owns; except that (i) Saunders shall be permitted to sell shares of TP common stock to TA pursuant to the Share Exchange Agreement and (ii) each Shareholder may, transfer up to 250,000 Shares to any transferee that agrees in writing in a form reasonably acceptable to TA, to be bound by the provisions of this Agreement applicable to such Shareholder and no such transferee shall be permitted to make any transfer or assignment other than in accordance with the terms of this Agreement.

               (c) To the extent TP solicits a vote of shareholders or the same is required under New York law, each Shareholder agrees to vote (or cause to be voted) the Shares, all TP shares issued in connection with the exercise or conversion of the Convertible Securities and any other voting securities of TP, owned by such Shareholder whether issued heretofore or hereafter, that such person owns or has the right to vote,
                    (i) against any recapitalization, merger, consolidation, sale of assets or other business combination or similar transaction involving TP or any of its Subsidiaries, securities or assets which is not endorsed in writing by TA and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TP under the Merger Agreement or which

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                    could result in any of the conditions to TP's obligations
                    under the Merger Agreement not being fulfilled.

               (d) Each Shareholder agrees not to directly or indirectly (i) solicit, initiate, encourage, facilitate or cooperate with (including through the furnishing of any information) any inquiry or the making of any proposal which constitutes, or may be reasonably expected to result in, any Transaction Proposal (as defined in the Merger Agreement); (ii) propose, enter into or participate in any discussions or negotiations with any Person regarding a Transaction Proposal; or (iii) agree to or endorse any Transaction Proposal; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Shareholders from (A) furnishing information to a third party who has made a Superior Transaction Proposal (as defined in the Merger Agreement), subject to the prior receipt of a binding confidentiality agreement containing terms and conditions no less restrictive than those set forth in the Confidentiality Agreement dated October 19, 1998 between TP and TA, (B) thereafter engaging in discussions or negotiations with a third party who has made a Superior Transaction Proposal, or (C) following TP's receipt of a Superior Transaction Proposal and subject to
                    Section 6.5(c) of the Merger Agreement, taking and disclosing to other shareholders of TP a position with respect thereto, or taking any other legally required action with respect thereto (including without limitation the filing of any documents with the SEC), but in each case referred to in the foregoing clauses (A) through (C), only after the Board of Directors of TP has concluded in good faith, after consultation with TP's financial advisers and based upon the advice of independent legal counsel (who may be TP's regularly engaged legal counsel), that such action is necessary in order for the Directors of TP to comply with their fiduciary obligations to TP's shareholders under applicable law.

               (e) Each Shareholder agrees to promptly notify TA in writing of the nature and amount of any acquisition by Shareholder after the date hereof of any voting securities of TP, including upon the exercise or conversion of any Convertible Securities.

               (f) In the event that TA and Acquisition elect to purchase shares of TP pursuant to a cash tender offer (an "Offer"), each Shareholder agrees to validly tender and not withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifteenth business day after the commencement of the Offer and pursuant to Rule 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange
                    Act), the Shares set forth on SCHEDULE A as well as that number of shares of TP common stock issued to such Shareholder in connection with his exercise or

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                    conversion of the Convertible Securities (the "Shares"
                    described on SCHEDULE A and the shares issued in connection with the exercise or conversion of the Convertible Securities described on SCHEDULE B are collectively referred to as the "TP Common Shares"). Each Shareholder further agrees to permit TA and Acquisition to publish and disclose his identity and ownership of the TP Common Shares, and the nature of their commitments, arrangements and understandings under this Agreement as may be required by the Exchange Act and/or the Securities and Exchange Commission or useful in connection with the filings thereunder. TA agrees that, in the event of the commencement of an Offer, the same consideration per share shall be paid to all shareholders of TP, whether pursuant to such Offer or any subsequent merger (except to the extent provided in the Share Exchange Agreement) and shall otherwise comply with
                    Section 1.1 of the Merger Agreement.

         Section 2. Additional Representations and Warranties of Shareholders.

         Each Shareholder represents and warrants to TA as follows:

               (a) such Shareholder has all necessary power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

               (b) this Voting Agreement has been duly executed and delivered by such Shareholder;

               (c) this Agreement constitutes the valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms;

               (d) the Shares described on SCHEDULE A hereto are the only voting securities of TP owned by such Shareholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind except for the Share Exchange Agreement (in the case of Saunders). Upon any exercise or conversion of the Convertible Securities, each Shareholder will own his TP Common Shares free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind except for the Share Exchange Agreement (in the case of Saunders);

               (e) the Convertible Securities and the shares subject thereto described on SCHEDULE B are the only derivative or convertible securities, or rights to acquire securities, of TP owned by such Shareholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind (except pursuant to the terms of such


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                    instruments);

               (f) Each Shareholder acknowledges that he Beneficially Owns (as hereinafter defined) his Shares and that upon exercise or conversion of the Convertible Securities, he will Beneficially Own the TP Common Shares. "Beneficially Owns" or "Beneficial Owner" with respect to any securities shall mean having beneficial ownership of such securities as determined pursuant to Section 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

               (g) such Shareholder has not appointed or granted any irrevocable proxy, which appointment or grant is still effective, with respect to the Shares owned by such Shareholder;

               (h) such Shareholder is not a party to any other voting agreement, shareholders' agreement or other agreement or arrangement with respect to the Shares or the Convertible Securities owned by such Shareholder that contains any covenant or provisions inconsistent with the terms hereof; and

               (i) each Shareholder acknowledges, and TA agrees, that the restrictions imposed upon such Shareholder in this Voting Agreement are so imposed only in Shareholder's capacity as a shareholder of TP.

               Section 3.        Further Assurances.

               Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as reasonably may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Voting Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Voting Agreement.

               Section 4.        Covenants of Shareholders.

               (a) Subject to the provisions of Section 5 below, each Shareholder hereby agrees that, except as contemplated by this Voting Agreement, the Share Exchange Agreement and the Merger Agreement, such Shareholder shall not enter into any voting agreement or grant an irrevocable proxy or power of attorney with respect to the TP Common Shares which is inconsistent with this Voting Agreement.

               (b) At the Closing, Holahan agrees to execute that certain Consulting



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          Agreement as referenced in Section 7.2(j) of the Merger Agreement.

               Section 5.        Effectiveness and Termination.

               It is a condition precedent to the effectiveness of this Voting Agreement that the Merger Agreement shall have been executed and delivered. This Voting Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement by TA or by TP in accordance with all of the provisions of the Merger Agreement, including, if applicable, any requirement of TP to pay an Immediate Termination Fee to TA and/or Acquisition prior to or simultaneous with such termination as contemplated by the Merger Agreement. Upon any termination of this Voting Agreement, except for any rights any party may have in respect of any breach by another party of its obligations hereunder, no one of the parties hereto shall have any further obligation or liability hereunder. The provisions of this Voting Agreement also shall terminate and be of no further force or effect from and after the Effective Date of the Merger.


              Section 6.        Consideration.

              Each Shareholder hereby acknowledges and agrees that TA is entering into the Merger Agreement in reliance upon the execution by the Shareholders of the Voting Agreement and that TA's execution of the Merger Agreement (and the making by TA to TP of the various representations, warranties and agreements contained therein, all of which have been relied upon by Shareholders in connection with their execution of this Voting Agreement) constitutes adequate consideration and value for each Shareholder's execution of this Voting Agreement and compliance with its terms.

              Section 7.        Miscellaneous.

              (a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  If to TA or Acquisition, to:

                    TravelCenters of America, Inc.
                    24601 Center Ridge Road
                    Suite 200
                    Westlake, OH 44145-5634
                    Attention:  Edwin P. Kuhn

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                    with a copy to:

                    Calfee, Halter & Griswold LLP
                    1400 McDonald Investment Center
                    800 Superior Avenue
                    Cleveland, Ohio  44114
                    Attention:  Philip M. Dawson, Esq.

        (ii)        If to TP, to:
                    Travel Ports of America, Inc.
                    3495 Winton Place
                    Building C
                    Rochester, NY  14623
                    Attention:  E. Philip Saunders

                    with a copy to:

                    Harris, Beach & Wilcox, LLP
                    130 East Main Street
                    Rochester, New York 14604
                    Attention:  Thomas E. Willett, Esq.


               (b) Amendments, Waivers, Etc. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by TA and Shareholders.

               (c) Successors and Assigns. Except as provided in Section 1(b), neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned, in whole or in part, without prior written consent of the other party, provided however, that TA or Acquisition may, without the prior written consent of the Shareholders, assign its rights under this Agreement to any (i) financial institution that requires such assignment in connection with such financial institution's agreement to provide financing or (ii) affiliate of TA. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

               (d) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Voting Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as

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                    such court may deem just and proper in order to enforce this
                    Voting Agreement or prevent any violation hereof without any requirement for the posting of any bond, and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

               (e) Governing Law. THIS VOTING AGREEMENT AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

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                    IN WITNESS WHEREOF, the parties have duly executed this
               Agreement as of the date first above written.

                                       TRAVELCENTERS OF AMERICA, INC.

                                       By:      /s/ Edwin P. Kuhn
                                                _______________________________
                                                Edwin P. Kuhn, President and
                                                Chief Executive Officer


                                       TP ACQUISITION, INC.


                                       By:      /s/Edwin P. Kuhn
                                                _______________________________
                                                Edwin P. Kuhn, President and
                                                Chief Executive Officer


                                       Name and Signature
                                       ------------------


                                                /s/ E. Philip Saunders
                                                ---------------------------
                                                E. Philip Saunders

                                                /s/ John M. Holahan
                                                ----------------------------
                                                John M. Holahan

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                                   SCHEDULE A
                                   ----------

                             TO THE VOTING AGREEMENT


            Name                    Number of Shares
            ----                    -----------------
     E. Philip Saunders                1,844,275

     John M. Holahan                     580,032


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                                   SCHEDULE B
                                   ----------

                             TO THE VOTING AGREEMENT


                              Number of Shares Subject to
                              Options, Warrants, Bonds,
 Name                         and Debentures
-----                         --------------
E. Philip Saunders                      103,053

John M. Holahan                         511,167




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